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                                                                    Exhibit 99.1

Steve Williams
Media relations
Phone: 612.417.5759
Fax: 612.417.5613

Metris on the worldwide web
www.metriscompanies.com


                       Metris Announces Extension Of Offer
                  To Exchange Its 10.125% Senior Notes Due 2006


     ST. LOUIS PARK, Minn. (Nov. 15, 1999) -- Metris Companies Inc. (NYSE: MXT) announced today that it will extend its offer to exchange its 10.125% Senior Notes due 2006 which have been registered under the Securities Act of 1933 for any and for all of its outstanding unregistered 10.125% Senior Notes due 2006 to allow the remaining holders of the unregistered notes to participate in the exchange offer.

     The exchange offer, previously scheduled to expire at 5:00 p.m., New York City time, on Nov. 12, 1999, will expire at 5:00 p.m., New York City time, on Nov. 19, 1999, unless further extended. All other terms and conditions of the exchange offer remain the same. As of Nov. 12, 1999, approximately $145 million (out of $150 million) in aggregate principal amount of the unregistered notes have been tendered in exchange for a like principal amount of registered notes.

     The unregistered notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the unregistered notes or the registered notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The exchange offer is subject to all the terms and conditions set forth in the prospectus dated October 8, 1999.

     Metris Companies Inc. is an information-based direct marketer of consumer credit products and fee-based services, primarily to moderate income consumers. Based in St. Louis Park, Minnesota, Metris also has operations in Phoenix, Ariz.; Jacksonville, Fla.; Champaign, Ill.; Baltimore, Md.; and Tulsa, Okla. Metris employs more than 3,000 people.